EXHIBIT 99.6

CRITICAL PATH, INC.

NOMINEE HOLDER CERTIFICATION

      The undersigned, a bank, broker, trustee, depositary or other nominee of subscription rights (the “Rights”) to subscribe for and purchase shares of Critical Path, Inc.’s Series E Redeemable Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”) pursuant to the rights offering (the “Rights Offering”) described in Critical Path, Inc.’s prospectus dated,                     , 2004, (the “Prospectus”), hereby certifies to Critical Path, Inc. and to Computershare Trust Company, as Subscription Agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) of beneficial owners of Rights who have subscribed for the purchase of additional shares of Series E Preferred Stock pursuant to the Over-Subscription Right (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Right (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Right has been exercised in full:

Number of Shares Subscribed for
	Number of Shares Owned	Rights Exercised Pursuant to	Pursuant To Over-Subscription
	on the Record Date	Basic Subscription Right	Right

1	.
2	.
3	.
4	.
5	.
6	.
7	.
8	.
9	.
10.

Provide the following information, if applicable:

Depository Trust Company (“DTC”)
Participant Number

By:

Name:
Title:

DTC Basic Subscription Confirmation
Number(s)